Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (File No. 333‑151841) of H.B. Fuller Company of our report dated June 20, 2023, relating to the financial statements, which appears in this Annual Report on Form 11‑K of the H.B. Fuller Company 401(k) & Retirement Plan for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania

June 25, 2024